                                                                  EXHIBIT (d)(3)

                        AMENDED AND RESTATED SCHEDULE A

                              WITH RESPECT TO THE

                        INVESTMENT MANAGEMENT AGREEMENT
                                 (MAY 11, 2001)

                                    BETWEEN

                               USLICO SERIES FUND

                                      AND

                              ING INVESTMENTS, LLC
                      AN ARIZONA LIMITED LIABILITY COMPANY
             (SUCCESSOR BY MERGER TO ING PILGRIM INVESTMENTS, LLC,
                      FORMERLY PILGRIM INVESTMENTS, INC.)

                                       ANNUAL INVESTMENT
                                        MANAGEMENT FEE                      LAST CONTINUED/
SERIES                   (as a percentage of average daily net assets)     APPROVED BY BOARD         REAPPROVAL DATE
------                   ---------------------------------------------     -----------------         ---------------

Asset Allocation         0.50% of the first $100 million                     July 11, 2002          September 1, 2003
Portfolio                0.45% of the assets in excess of $100 million

Bond Portfolio           0.50% of the first $100 million                     July 11, 2002          September 1, 2003
                         0.45% of the assets in excess of $100 million

Money Market             0.50% of the first $100 million                     July 11, 2002          September 1, 2003
Portfolio                0.45% of the assets in excess of $100 million

Stock Portfolio          0.50% of the first $100 million                     July 11, 2002          September 1, 2003
                         0.45% of the assets in excess of $100 million